Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-193389 and 333-193390) and S-8 (No. 333-166258) of Chatham Lodging Trust of our reports dated March 24, 2016 and March 31, 2015 relating to the financial statements of INK Acquisition, LLC & Affiliates, and our report dated March 24, 2016 relating to the financial statements of IHP I Owner JV, LLC & Affiliates, which appear in this Form 10-K/A of Chatham Lodging Trust for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 24, 2016